PRUDENTIAL JENNISON SMALL COMPANY FUND, INC.

ARTICLES SUPPLEMENTARY

Prudential Jennison Small Company Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has classified and designated:

(a) 100,000,000 authorized but unissued shares of Class T Common Stock as 100,000,000 additional shares of Class A Common Stock;

(b) 50,000,000 authorized but unissued shares of Class R Common Stock as 50,000,000 additional shares of Class Z Common Stock;

(c) 75,000,000 authorized but unissued shares of Class T Common Stock as 75,000,000 shares of Class R2 Common Stock; and

(d) 75,000,000 authorized but unissued shares of Class T Common Stock as 75,000,000 shares of Class R4 Common Stock.

Each class of Common Stock, $0.01 par value per share (the “Common Stock”), of the Corporation classified as set forth above shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the existing class or new class of Common Stock as set forth in the Charter.

SECOND: Prior to the classification and designation in these Articles Supplementary, the total number of shares of all series and classes of stock which the Corporation had authority to issue was 1,250,000,000 shares, $0.01 par value per share, having an aggregate par value of $12,500,000, classified and designated as follows:

Class A Common Stock 100,000,000

Class B Common Stock 10,000,000

Class C Common Stock 50,000,000

Class Q Common Stock 225,000,000

Class R Common Stock 225,000,000

Class Z Common Stock 315,000,000

Class T Common Stock 325,000,000

THIRD: As classified and designated hereby, the total number of shares of all series and classes of stock which the Corporation has authority to issue is 1,250,000,000 shares, $0.01 par value per share, having an aggregate par value of $12,500,000, classified and designated as follows:

Class A Common Stock 200,000,000

Class B Common Stock 10,000,000

Class C Common Stock 50,000,000

Class Q Common Stock 225,000,000

Class R Common Stock 175,000,000

Class Z Common Stock 365,000,000

Class T Common Stock 75,000,000

Class R2 Common Stock 75,000,000

Class R4 Common Stock 75,000,000

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, Prudential Jennison Small Company Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on this 14th day of September, 2017.

ATTEST:	PRUDENTIAL JENNISON SMALL COMPANY FUND, INC.

/s/ Jonathan Shain Name: Jonathan Shain Title: Assistant Secretary	By: /s/ Scott Benjamin Name: Scott Benjamin Title: Vice President